DELOITTE                                                   Deloitte & Touche LLP
                                                           55 King Street West
                                                           Suite 700
                                                           Kitchener ON  N2G 4W1
                                                           Canada

                                                           Tel: (519) 576-0880
                                                           Fax: (519) 576-0209
                                                           www.deloitte.ca
AUDITORS' REPORT

To the Shareholders of The Descartes Systems Group Inc.

We have audited the consolidated balance sheets of The Descartes Systems Group Inc. (the "Company") as of January 31, 2004 and 2003 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2004 in accordance with accounting principles generally accepted in the United States of America.

On May 14, 2004, except as to Note 16, which is as of May 19, 2004, we reported separately to the shareholders of the Company on financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles.

/s/ Deloitte & Touche LLP
--------------------------------
Chartered Accountants

Kitchener, Ontario
May 14, 2004, except as to Note 16, which is as of May 19, 2004

COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company's financial statements, such as the change in accounting for goodwill and intangible assets described in Notes 2 and 7 to the consolidated financial statements. Our report to the shareholders, dated May 14, 2004, except as to Note 16, which is as of May 19, 2004, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ Deloitte & Touche LLP
--------------------------------
Chartered Accountants

Kitchener, Ontario
May 14, 2004, except as to Note 16, which is as of May 19, 2004

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED BALANCE SHEETS
(US DOLLARS IN THOUSANDS; US GAAP)

-------------------------------------------------------------------------------------------------
                                                                       ----------      ----------
                                                                      JANUARY 31,     January 31,
                                                                             2004            2003
                                                                       ----------      ----------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents  (Note 3)                                    13,187          21,195
    Marketable securities  (Note 3)                                        34,586           8,521
    Accounts receivable
       Trade (Note 4)                                                      12,986          14,036
       Other                                                                3,501           2,819
    Prepaid expenses and other                                              3,045           3,020
                                                                       ----------      ----------
                                                                           67,305          49,591
MARKETABLE SECURITIES  (Note 3)                                            17,279         144,386
CAPITAL ASSETS (Note 5)                                                    13,452          12,151
LONG-TERM INVESTMENTS (Note 6)                                              3,300           3,300
GOODWILL (Note 7)                                                          18,038          17,603
INTANGIBLE ASSETS (Note 7)                                                  8,264          13,606
DEFERRED CHARGES AND OTHER ASSETS                                           1,021           1,638
                                                                       ----------      ----------
                                                                          128,659         242,275
                                                                       ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                                        4,743           3,964
    Accrued liabilities                                                     3,609           8,673
    Deferred revenue                                                        2,860           2,923
                                                                       ----------      ----------
                                                                           11,212          15,560
CONVERTIBLE DEBENTURES  (Note 10)                                          26,995          71,995
                                                                       ----------      ----------
                                                                           38,207          87,555
                                                                       ----------      ----------

COMMITMENTS, CONTINGENCIES AND GUARANTEES (Note 11)

SHAREHOLDERS' EQUITY
    Common shares - unlimited shares authorized; Shares issued and
    outstanding 40,705,811 and 52,224,511 (Note 12)                       364,907         468,618
    Additional paid-in capital                                             81,667           5,201
    Unearned deferred compensation                                           (339)           (690)
    Accumulated other comprehensive loss (Note 12)                           (387)         (1,506)
    Accumulated deficit                                                  (355,396)       (316,903)
                                                                       ----------      ----------
                                                                           90,452         154,720
                                                                       ----------      ----------
                                                                          128,659         242,275
                                                                       ==========      ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Approved by the Board:

[SIGNATURE ILLEGIBLE]           [SIGNATURE ILLEGIBLE]
     Director                          Director

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(US DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; US GAAP)

--------------------------------------------------------------------------------------------------------------
                                                                    ----------      ----------      ----------
                                                                   JANUARY 31,     January 31,     January 31,
                                                                          2004            2003            2002
                                                                    ----------      ----------      ----------
REVENUES                                                                59,785          70,383          79,522
COST OF REVENUES                                                        19,387          26,631          27,701
                                                                    ----------      ----------      ----------
GROSS PROFIT                                                            40,398          43,752          51,821
                                                                    ----------      ----------      ----------
EXPENSES
    Sales and marketing                                                 31,843          29,943          29,543
    Research and development                                             9,402          15,223          25,385
    General and administrative                                          12,365          12,895          10,751
    Amortization of goodwill                                              --              --            24,521
    Amortization of intangible assets                                    5,339          10,100           8,039
    Impairment of goodwill (Note 7)                                       --            86,689            --
    Impairment of intangible assets (Note 7)                              --            17,980            --
    Write-down of long-term investments (Note 6)                          --              --             9,783
    Purchased in-process research and development                         --              --             4,500
    Restructuring costs (Note 9)                                        18,784          11,712           3,984
                                                                    ----------      ----------      ----------
                                                                        77,733         184,542         116,506
                                                                    ----------      ----------      ----------
LOSS FROM OPERATIONS                                                   (37,335)       (140,790)        (64,685)
                                                                    ----------      ----------      ----------
OTHER INCOME (EXPENSE)
    Interest expense                                                    (3,020)         (4,619)         (5,012)
    Investment income                                                    1,245           6,493          10,705
    Gain (loss) on purchase of convertible debentures (Note 10)            904             (89)            352
                                                                    ----------      ----------      ----------
                                                                          (871)          1,785           6,045
                                                                    ----------      ----------      ----------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST                         (38,206)       (139,005)        (58,640)
INCOME TAX EXPENSES (RECOVERY) - CURRENT (Note 14)                         287            (362)             78
                                                                    ----------      ----------      ----------
LOSS BEFORE MINORITY INTEREST                                          (38,493)       (138,643)        (58,718)
MINORITY INTEREST                                                         --               448            --
                                                                    ----------      ----------      ----------
LOSS                                                                   (38,493)       (138,195)        (58,718)
                                                                    ==========      ==========      ==========
LOSS PER SHARE
    Basic and diluted                                                    (0.84)          (2.65)          (1.15)
                                                                    ==========      ==========      ==========
WEIGHTED AVERAGE SHARES OUTSTANDING
    Basic and diluted (thousands)                                       45,951          52,234          50,858
                                                                    ==========      ==========      ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(US DOLLARS IN THOUSANDS; US GAAP)

-------------------------------------------------------------------------------------------------------------
                                                                   ----------      ----------      ----------
                                                                  JANUARY 31,     January 31,     January 31,
                                                                         2004            2003            2002
                                                                   ----------      ----------      ----------
COMMON STOCK
Balance, beginning of year                                            468,618         468,445         415,676
    Stock options exercised                                               163             223           2,530
    Shares repurchased (Note 12)                                     (103,874)           --              --
    Issuance of shares in conjunction with acquisitions                  --               (50)         50,239
                                                                   ----------      ----------      ----------
Balance, end of year                                                  364,907         468,618         468,445
                                                                   ----------      ----------      ----------

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                              5,201           5,201           4,074
    Shares repurchased (Note 12)                                       76,646            --              --
    Unearned compensation related to issuance of stock options           (180)           --             1,127
                                                                   ----------      ----------      ----------
Balance, end of year                                                   81,667           5,201           5,201
                                                                   ----------      ----------      ----------

UNEARNED DEFERRED COMPENSATION
Balance, beginning of year                                               (690)         (1,157)         (1,101)
      Deferred compensation earned on stock options                       351             467           1,071
      Unearned compensation related to stock options                     --              --            (1,127)
                                                                   ----------      ----------      ----------
Balance, end of year                                                     (339)           (690)         (1,157)
                                                                   ----------      ----------      ----------

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year                                             (1,506)           (200)           (190)
    Foreign currency translation adjustment                             1,253          (1,341)            (10)
    Net unrealized investment gains/(losses)                             (134)             35            --
                                                                   ----------      ----------      ----------
Balance, end of year                                                     (387)         (1,506)           (200)
                                                                   ----------      ----------      ----------

ACCUMULATED DEFICIT
Balance, beginning of year                                           (316,903)       (176,687)       (117,969)
     Loss                                                             (38,493)       (138,195)        (58,718)
     Coterminous year-end adjustment                                     --            (2,021)           --
                                                                   ----------      ----------      ----------
Balance, end of year                                                 (355,396)       (316,903)       (176,687)
                                                                   ----------      ----------      ----------

                                                                   ----------      ----------      ----------
Total Shareholders' Equity                                             90,452         154,720         295,602
                                                                   ==========      ==========      ==========

COMPREHENSIVE LOSS
Loss                                                                  (38,493)       (138,195)        (58,718)
Other comprehensive loss
     Foreign currency translation adjustment                            1,253          (1,341)            (10)
     Net unrealized investment gains/(losses)                            (134)             35            --
                                                                   ----------      ----------      ----------
     Total other comprehensive income (loss)                            1,119          (1,306)            (10)
                                                                   ----------      ----------      ----------
Comprehensive loss                                                    (37,374)       (139,501)        (58,728)
                                                                   ==========      ==========      ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US DOLLARS IN THOUSANDS; US GAAP)

--------------------------------------------------------------------------------------------------------------------
                                                                          ----------      ----------      ----------
                                                                         JANUARY 31,     January 31,     January 31,
                                                                                2004            2003            2002
                                                                          ----------      ----------      ----------
OPERATING ACTIVITIES
Loss                                                                         (38,493)       (138,195)        (58,718)
Adjustments to reconcile loss to cash provided by (used in) operating activities:
    Bad debt charge                                                            4,331           2,907           3,500
    Depreciation                                                               2,782           2,514           3,161
    Amortization of goodwill                                                    --              --            24,521
    Amortization of intangible assets                                          5,339          10,100           8,039
    Impairment of goodwill                                                      --            86,689            --
    Impairment of intangible assets                                             --            17,980            --
    Write-down of long-term investments                                         --              --             9,783
    Purchased in-process research and development                               --              --             4,500
    Restructuring cost                                                         1,545           1,069           1,802
    Amortization of convertible debenture costs                                  451             726             701
    Amortization of deferred compensation                                        171             467           1,071
    Minority interest                                                           --               448            --
    Loss (gain) on purchase of convertible debentures                           (904)             89            (352)
     Changes in operating assets and liabilities:
       Accounts receivable
          Trade                                                               (3,281)            381           1,605
          Other                                                                 (682)          4,180             555
       Prepaid expenses and other                                               (616)            851          (1,736)
       Accounts payable                                                          779           1,306          (2,349)
       Accrued liabilities                                                    (3,991)         (5,956)         (4,406)
       Deferred revenue                                                          (63)         (2,375)         (7,275)
                                                                          ----------      ----------      ----------
Cash used in operating activities                                            (32,632)        (16,819)        (15,598)
                                                                          ----------      ----------      ----------
INVESTING ACTIVITIES
    Short-term marketable securities                                         (26,065)         73,964          86,502
    Long-term marketable securities                                          127,107         (61,942)        (82,444)
    Additions to capital assets                                               (5,744)         (5,287)         (5,356)
    Long-term investments                                                       --               (50)         (1,833)
    Acquisition of subsidiaries, net of cash acquired                           (335)         (2,175)         (9,540)
                                                                          ----------      ----------      ----------
Cash provided by (used in) investing activities                               94,963           4,510         (12,671)
                                                                          ----------      ----------      ----------
FINANCING ACTIVITIES
    Purchase of convertible debentures, including purchase costs             (43,274)         (1,545)         (1,098)
    Purchase of common shares, including purchase costs                      (27,228)           --              --
    Issuance of common shares for cash                                           163             223           2,530
                                                                          ----------      ----------      ----------
Cash used in (provided by) financing activities                              (70,339)         (1,322)          1,432
                                                                          ----------      ----------      ----------
DECREASE IN CASH AND CASH EQUIVALENTS                                         (8,008)        (13,631)        (26,837)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR (NOTE 2)                       21,195          34,826          62,938
                                                                          ----------      ----------      ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                      13,187          21,195          36,101
                                                                          ==========      ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                                     2,821           3,977           4,318
    Cash paid during the year for income taxes                                   159               7             335
                                                                          ==========      ==========      ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

---------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
EXCEPT PER SHARE AMOUNTS; US GAAP)

---------------------------------------------------

NOTE 1 - DESCRIPTION OF THE BUSINESS

The Descartes Systems Group Inc. ("Descartes", "Company", "Our" or "We") operates in one business segment providing supply chain solutions that help companies reduce costs, save time, and enhance customer satisfaction. Our technology-based solutions, which consist of services and software, provide connectivity and document exchange, route planning and wireless dispatch, inventory and asset visibility, transportation management, and warehouse optimization.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Due to the predominance of US dollar denominated assets, liabilities and transactions, we have adopted the US dollar as our reporting currency.

Our fiscal year commences on February 1st of each year and ends on January 31st of the following year. Our fiscal year, which ended on January 31, 2004, is referred to as the "current fiscal year", "fiscal 2004", "2004" or using similar words. Our previous fiscal year, which ended on January 31, 2003, is referred to as the "previous fiscal year", "fiscal 2003", "2003" or using similar words. Other fiscal years are referenced by the applicable year during which the fiscal year ends. For example, "2008" refers to the annual period ending January 31, 2008 and the "fourth quarter of 2008" refers to the quarter ending January 31, 2008.

Certain reclassifications have been made to prior year financial statements and the notes to conform to the current year presentation.

Effective February 1, 2002, we made the year-end of certain of our subsidiaries, which previously had a December year-end, coterminous with the January 31st year-end of the parent. Accordingly, the results of such subsidiaries for the month ended January 31, 2002, which amounted to a loss of $2.0 million (revenues of $0.9 million net of expenses of $2.9 million), were recorded as an adjustment to the opening accumulated deficit. The consolidated balance sheet as at January 31, 2003 reflects the balance sheets of such subsidiaries as at January 31, 2003. The consolidated results of operations and cash flows for the year ended January 31, 2003 reflect the results of operations and the cash flows of such subsidiaries for the year ended January 31, 2003, respectively. For the purposes of the consolidated cash flow statement, the opening cash and cash equivalents as at February 1, 2002 reflect the cash and cash equivalents of such subsidiaries as at February 1, 2002.

BASIS OF CONSOLIDATION
The consolidated financial statements include the accounts of Descartes, its wholly owned subsidiaries and majority-owned subsidiaries over which we exercise control. Investments in companies in which we exercise significant influence, but not control, are accounted for using the equity method of accounting. Investments in shares of companies non-publicly traded in which we have less than a 20% ownership interest, and do not exercise significant influence, are accounted for at cost. All intercompany accounts and transactions have been eliminated during consolidation.

FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
Financial instruments are comprised of cash and cash equivalents, short-term and long-term marketable securities, accounts receivable, accounts payable and accrued liabilities, long-term investments, and convertible debentures. The estimated fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are approximate to book values because of the short-term maturities of these instruments. Our investments in short- and long-term marketable securities are carried at fair market value. In the opinion of management, the carrying value of our long-term minority position investments in certain private companies are recorded at their fair values at January 31, 2004. The fair value of convertible debentures, based on quoted market prices as at January 31, 2004 on the Toronto Stock Exchange was $25.6 million.

FOREIGN EXCHANGE RISK
We are exposed to foreign exchange risk in that a higher proportion of our revenues are denominated in US dollars relative to expenditures.

INTEREST RATE RISK
We are exposed to reductions in interest rates, which could adversely impact expected returns from our reinvestment of corporate funds in marketable securities upon maturity of such instruments.

CREDIT RISK
We are exposed to credit risk through investments in marketable securities and accounts receivable. We hold our investments with reputable financial institutions and in highly liquid and high quality investment-grade financial instruments. Our large customer base and the dispersion of customers among industries and geographical locations mitigate this risk.

FOREIGN CURRENCY TRANSLATION
We conduct business in a variety of foreign currencies and, as a result, all of our foreign operations are subject to foreign exchange fluctuations. All foreign operations operate in their local currency environment, with the exception of Canada. The functional currency for our Canadian operations is the US dollar. Assets and liabilities of foreign operations are translated into US dollars at the exchange rate in effect at the balance sheet date. Revenues and expenses of foreign operations are translated using monthly average exchange rates. Translation adjustments resulting from this process are accumulated in other comprehensive loss as a separate component of shareholders' equity.

Transactions incurred in currencies other than the functional currency are converted to the functional currency at the transaction date. All foreign currency transaction gains and losses are included in net income.

USE OF ESTIMATES
Preparing financial statements in conformity with accounting principles generally accepted in the Unites States of America requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying note disclosures. Although these estimates and assumptions are based on management's best knowledge of current events, actual results may be different from the estimates. Estimates and assumptions are used when accounting for items such as allowance for doubtful accounts, depreciation of capital assets, amortization of intangible assets, valuation of assets for impairment assessment and restructuring costs.

CASH, CASH EQUIVALENTS AND MARKETABLE DEBT SECURITIES
Marketable securities represent cash invested in investment-grade corporate bonds and commercial paper and in investment-grade dividend received deduction ("DRD") eligible securities issued by US corporations. Cash and cash equivalents include short-term deposits and marketable debt securities with original maturities of three months or less. Short-term marketable securities comprise debt securities with original maturities between three and 12 months from the balance sheet date. Long-term marketable securities comprise debt securities with original maturities in excess of 12 months from the balance sheet date and DRD eligible securities.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for certain investments in debt and equity securities", we classify all investments in debt securities as available-for-sale. These debt securities are carried at fair value on the balance sheet with unrealized investment gains/(losses) excluded from net loss and reported in accumulated other comprehensive loss as a separate component of shareholder's equity. Total unrealized investment gains/(losses) were ($99), $35 and nil in 2004, 2003 and 2002, respectively.

Our investment portfolio is subject to market risk due to changes in interest rates. We place our investments with high credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. As stated in our investment policy, we are averse to principal loss and seek to preserve our invested funds by limiting default risk, market risk and reinvestment risk.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
We record an allowance for doubtful accounts based on the historical experience of write-offs and a detailed assessment of accounts receivable. In estimating the allowance for doubtful accounts, we consider the age of the receivables, historical write-offs, and the creditworthiness of the customer, among other factors. Accounts receivable are written off if it is determined that the specific balance is no longer collectible.

GOODWILL AND INTANGIBLE ASSETS
We account for goodwill in accordance with the SFAS No. 142, "Goodwill and other intangible assets", which was adopted effective February 1, 2002. SFAS No. 142, among other things, requires that goodwill is no longer amortized, but instead is tested for impairment at least annually. During the year, we changed the date of our annual goodwill impairment test to October 31 of each year. This was done so that the impairment test did not coincide with the period when we are focused on preparing our annual audited financial statements, in order that the analysis and calculations could be given appropriate time and effort to properly conclude. We believe that the change in the test date is preferable for administrative purposes and did not delay, accelerate or avoid any impairment charge.

Intangible assets include customer agreements and relationships, non-compete covenants, existing technologies and trade names. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which are generally five years. We review the carrying value of these assets at least annually for evidence of impairment. An impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the present value of the expected future cash flows.

SOFTWARE DEVELOPED FOR INTERNAL USE
We capitalize certain costs to develop or obtain internal use software in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-1 ("SOP 98-1"), "Accounting for the costs of computer software developed or obtained for internal use." These capitalized costs are amortized using the 30% declining balance depreciation method after completion or acquisition of the software. Software developed for internal use is included in capital assets on our balance sheet as at January 31, 2004 and 2003.

CAPITAL ASSETS
Capital assets are recorded at cost. Depreciation of our capital assets is generally recorded at the following rates:

         Computer equipment and software    30% declining balance
         Furniture and fixtures             20% declining balance
         Leasehold improvements             Straight-line over lesser of life of
                                            asset or term of lease, generally 5
                                            years

We review the carrying value of these assets at least annually for evidence of impairment. An impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount.

REVENUE RECOGNITION
We recognize revenues in accordance with AICPA Statement of Position 97-2 ("SOP 97-2"), "Software revenue recognition" and the US Securities and Exchange Commission's Staff Accounting Bulletin 101, "Revenue recognition in financial statements" ("SAB 101").

Our revenues are generated principally from (i) ongoing network usage fees in the form of transactional and monthly subscription fees, (ii) software licenses that grant customers the right to use our software products, (iii) professional services revenues from a variety of services related to the implementation, training in use and support of our software, including project management, consulting and other services, and (iv) maintenance and other revenues, which include revenues associated with annual software maintenance and support services.

Network-related revenues generally consist of fees arising from the customers processing transactions through our proprietary networks and are recognized as the transactions occur.

In accordance with SOP 97-2, as amended, revenues derived from multiple element software sale arrangements are recognized in earnings based on the relative fair values of the individual elements. Software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed or determinable and no significant production, modification or customization of the software is required and collection is considered probable by management. If these revenue recognition criteria above are not satisfied, amounts received from customers are classified as deferred revenue on the balance sheet until such time as the revenue recognition criteria are met.

Service revenues are primarily derived from fees for consulting, implementation and training services related to our supply chain solutions and are recognized as the services are performed.

Maintenance revenues are normally billed in advance and recorded as deferred revenues. Deferred revenue resulting from maintenance contracts is recognized as revenue rateably over the term of the maintenance period.

With respect to deferred revenue, we expect to complete the applicable services or obligations corresponding to such deferred revenue within the next 12 months.

RESEARCH AND DEVELOPMENT COSTS
We incur costs related to research and development of our software products. To date, we have not capitalized any development costs under SFAS No. 86, "Accounting for the costs of computer software to be sold, leased or otherwise marketed." Costs incurred between the time of establishment of a working model and the time when products are marketed are expensed as they are insignificant.

STOCK-BASED COMPENSATION
At January 31, 2004, we had various stock-based employee compensation plans, which are described more fully in Note 13. We account for those plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations. No stock-based employee compensation cost is reflected in income (other than those options that relate to acquisitions as described in Note 8), as no options granted under those plans had an exercise price less than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for stock-based compensation."

                                                                                  ------------------------------------------
YEAR ENDED                                                                           JANUARY 31,  January 31,   January 31,
                                                                                            2004         2003          2002
                                                                                  ------------------------------------------
Loss - As reported                                                                      (38,493)    (138,195)      (58,718)
Add:  Stock-based compensation - As reported                                                 171          467         1,071
Less:  Total stock-based compensation expense determined under the fair value
based method for all awards                                                              (5,458)      (8,546)       (9,022)
                                                                                  ------------------------------------------
Loss - Pro forma                                                                        (43,780)    (146,274)      (66,669)
                                                                                  ==========================================

Loss per share - Basic and diluted
                                                                                  ------------------------------------------
As reported                                                                               (0.84)       (2.65)        (1.15)
                                                                                  ==========================================
Pro forma                                                                                 (0.95)       (2.80)        (1.31)
                                                                                  ==========================================

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                                  ------------------------------------------
YEAR ENDED                                                                           JANUARY 31,  January 31,   January 31,
                                                                                            2004         2003          2002
                                                                                  ------------------------------------------
Black-Scholes weighted average assumptions:
  Expected dividend yield                                                                   0.0%         0.0%          0.0%
  Expected volatility                                                                      83.0%        91.0%        108.0%
  Risk-free rate                                                                            3.9%         4.2%          4.6%
  Expected option life in years                                                              4.0          3.6           4.4
                                                                                  ==========================================
Weighted average fair value per option                                                     $1.64        $3.43         $7.32
                                                                                  ==========================================

PRODUCT WARRANTY
We have not experienced significant warranty claims to date and, as a result, have not recorded a provision for product warranty claims at January 31, 2004 or 2003.

INCOME TAXES
We account for income taxes in accordance SFAS No. 109. SFAS 109 requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of a deferred tax asset is adjusted by a valuation allowance, if necessary, to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized.

LOSS PER SHARE
Basic and diluted loss per share amounts are calculated by dividing the loss by the weighted average number of common shares outstanding during the period. As a result of losses applicable to common shares, the options granted under stock option plans and the conversion privileges on the convertible debentures were excluded in the diluted loss per share calculation, as their inclusion would have been antidilutive.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY
In May 2003, the FASB issued SFAS No. 150, ``Accounting for certain financial instruments with characteristics of both liabilities and equity.'' SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that such instruments be classified as liabilities in statements of financial position. SFAS No. 150 affects the accounting for three types of freestanding financial instruments, namely, (1) mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets; (2) instruments (such as put options and forward purchase contracts), other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety. In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS No. 150 also requires disclosures about alternative ways of settling those instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted.

We have adopted the guidance of SFAS No. 150 effective August 1, 2003. The adoption of SFAS No. 150 did not, and is not anticipated to, have a material impact on our business, results of operations or financial position.

GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT
In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements 4, 44, and 64, amendment of FASB statement 13, and technical corrections." SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, including rescinding SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged.

Effective February 1, 2003 we treated the gains or losses on the purchase of convertible debentures for cancellation in accordance with SFAS No. 145. The classification of gains or losses realized on any future redemption of convertible debentures will also be assessed under the requirements of SFAS No.
145. Prior years gains or losses on the purchase of convertible debentures for cancellation have been reclassified from extraordinary items to conform with SFAS No. 145.

OFF-BALANCE SHEET ARRANGEMENTS
On January 17, 2003, the FASB issued Interpretation 46 ("FIN 46"), "Consolidation of variable interest entities", which clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements", to those entities (defined as Variable Interest Entities (VIEs), and more commonly referred to as special purpose entities (SPE), in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack either voting control, an obligation to absorb expected losses, or the right to receive expected residual returns. FIN 46 requires consolidation of VIEs by the Primary Beneficiary. The Primary Beneficiary is defined as the party who has exposure to the majority of the expected losses and/or expected residual returns of the VIEs. This interpretation applies immediately to all VIEs created after January 31, 2003, and no later than the end of the first interim or annual reporting period ending after March 15, 2004, for VIEs created prior to February 1, 2003. The adoption of FIN 46 did not have a material impact on our business, results of operations or financial position.

NOTE 3 - CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

The following is a summary of cash, cash equivalents and marketable securities as at January 31, 2004 and 2003.

                                                                    --------------------------------------------------------
                                                                              COST    UNREALIZED   UNREALIZED     MARKED TO
JANUARY 31, 2004                                                             BASIS         GAINS       LOSSES        MARKET
                                                                    --------------------------------------------------------
CASH
  Cash                                                                      12,190             -            -        12,190
  Money market funds                                                           997             -            -           997
                                                                    --------------------------------------------------------
Total cash and cash equivalents                                             13,187             -            -        13,187
                                                                    --------------------------------------------------------

MARKETABLE SECURITIES
  Corporate bonds                                                           34,636             -         (50)        34,586
                                                                    --------------------------------------------------------
Total short-term marketable securities                                      34,636             -         (50)        34,586
                                                                    --------------------------------------------------------

  Corporate bonds                                                            6,828             -         (50)         6,778
  DRD eligible investments                                                  10,500             1            -        10,501
                                                                    --------------------------------------------------------
Total long-term marketable securities                                       17,328             1         (50)        17,279
                                                                    --------------------------------------------------------

                                                                    --------------------------------------------------------
Total cash, cash equivalents and marketable securities                      65,151             1        (100)        65,052
                                                                    --------------------------------------------------------



                                                                    --------------------------------------------------------
                                                                              COST    UNREALIZED   UNREALIZED     MARKED TO
JANUARY 31, 2003                                                             BASIS         GAINS       LOSSES        MARKET
                                                                    --------------------------------------------------------
CASH
  Cash                                                                      15,268             -            -        15,268
  Money market funds                                                         5,927             -            -         5,927
                                                                    --------------------------------------------------------
Total cash and cash equivalents                                             21,195             -            -        21,195
                                                                    --------------------------------------------------------

MARKETABLE SECURITIES
  Corporate bonds                                                            8,312           209            -         8,521
                                                                    --------------------------------------------------------
Total short-term marketable securities                                       8,312           209            -         8,521
                                                                    --------------------------------------------------------

  Corporate bonds                                                            9,560            15        (189)         9,386
  DRD eligible investments                                                 135,000             -            -       135,000
                                                                    --------------------------------------------------------
Total long-term marketable securities                                      144,560            15        (189)       144,386
                                                                    --------------------------------------------------------
Total cash, cash equivalents and marketable securities                     174,067           224        (189)       174,102
                                                                    ========================================================

We do not have any investments which we have held greater than 12 months as at January 31, 2004 with unrealized losses.

OPERATING LINES OF CREDIT
We have operating lines of credit of $9.1 million (Canadian $12.0 million) in Canada. Borrowings under this facility bear interest at prime rate based on the borrowed currency (4.25% on Canadian dollar borrowings and 4.0% on US dollar borrowings at January 31, 2004), are due on demand and are secured by our bond portfolio and a general assignment of inventory and accounts receivable. At January 31, 2004, we had issued letters of credit with balances outstanding of $2.6 million, which reduced the available operating line of credit by a corresponding amount. NOTE 4 - TRADE RECEIVABLES

                                                   ----------------------------
YEAR ENDED                                          JANUARY 31,    January 31,
                                                           2004           2003
                                                   ----------------------------
Trade receivables                                        17,359         16,836
Less: Allowance for doubtful accounts                    (4,373)        (2,800)
                                                   ----------------------------
                                                         12,986         14,036
                                                   ============================

NOTE 5 - CAPITAL ASSETS

                                                   ----------------------------
YEAR ENDED                                          JANUARY 31,    January 31,
                                                           2004           2003
                                                   ----------------------------
Cost
  Computer equipment and software                        26,235         19,916
  Furniture and fixtures                                  3,430          4,142
  Leasehold improvements                                  3,260          2,021
                                                   ----------------------------
                                                         32,925         26,079
Accumulated amortization
  Computer equipment and software                        15,286         11,360
  Furniture and fixtures                                  2,298          1,486
  Leasehold improvements                                  1,889          1,082
                                                   ----------------------------
                                                         19,473         13,928
                                                   ----------------------------
                                                         13,452         12,151
                                                   ============================

The net carrying amount of assets under development or obtained for internal use that are not being depreciated was $4.4 million and $1.4 million as at January 31, 2004 and January 31, 2003, respectively.

NOTE 6 - LONG-TERM INVESTMENTS

In June 2000, in conjunction with the licensing of our technology solutions to Ocado, formerly LM Solutions, we took a minority position in Ocado. Ocado is an online food retailer based in the United Kingdom. The aggregate investment in Ocado as of January 31, 2004 was $5.1 million.

In September 2000, the Company invested $2.5 million in Maptuit Corporation by way of $0.5 million in cash and the issuance of 39,526 common shares valued at $2.0 million. Maptuit is a provider of wireline and wireless Internet-based location services for maps, directions and points of interest.

In November 2000, in connection with the acquisition of TraffiCop, the Company made a commitment to invest $3.0 million in two companies that were spun off from TraffiCop. As at January 31, 2004, the entire committed amount has been invested in these companies.

In December 2000, the Company acquired a minority position in Sameday.com, Inc. for cash consideration of $2.5 million. Sameday.com provided Internet-based supply chain management technology.

During the quarter ended April 30, 2001, management conducted a review of the carrying value of the long-term investments and as a result recorded a provision of $9.8 million against the carrying values of certain of these long-term investments, as the impairments were considered to be other than temporary. The impairment resulted from the general market conditions for the technology industry and delays in achieving pre-established product development and revenue growth targets by certain of these investees.
NOTE 7 - GOODWILL AND INTANGIBLE ASSETS

                                                 -------------------------------
YEAR ENDED                                         JANUARY 31,      January 31,
                                                          2004             2003
                                                 -------------------------------
GOODWILL
  Cost                                                 142,520          142,085
  Accumulated amortization and impairment              124,482          124,482
                                                 -------------------------------
                                                        18,038           17,603
                                                 ===============================

INTANGIBLE ASSETS
Cost
  Customer agreements and relationships                 24,809           24,809
  Non-compete covenants                                  1,162            1,162
  Existing technology                                   15,799           15,799
  Trade names                                           11,110           11,110
                                                 -------------------------------
                                                        52,880           52,880
Accumulated amortization and impairment
  Customer agreements and relationships                 20,552           18,117
  Non-compete covenants                                    893              549
  Existing technology                                   13,363           12,243
  Trade names                                            9,808            8,365
                                                 -------------------------------
                                                        44,616           39,274
                                                 -------------------------------
                                                         8,264           13,606
                                                 ===============================

GOODWILL
When we acquire a subsidiary, we determine the fair value of the net tangible and intangible assets acquired and compare the total amount to the amount that we paid for the investment. Any excess of the amount paid over the fair value of those net assets is considered to be goodwill. Goodwill is tested at least annually for impairment to ensure that its fair value is greater than or equal to carrying value. Any excess of carrying value over fair value is charged to income in the period in which impairment is determined. We determined that there were impairment write-downs of nil, $86.7 million and nil due to impairment for 2004, 2003 and 2002.

We ceased amortizing goodwill beginning on February 1, 2002. Prior to that date we amortized goodwill arising from any acquisition made before July 1, 2001 over its useful life. Goodwill amortization of $24.5 million was included in net income for the year ended January 31, 2002. Had goodwill not been amortized in the year ended January 31, 2002, both basic and diluted loss per share for that year would have decreased by $0.48.

                                       ----------------------------------------
YEAR ENDED                              JANUARY 31,  January 31,   January 31,
                                               2004         2003          2002
                                       ----------------------------------------
Loss - As reported                         (38,493)    (138,195)      (58,718)
Goodwill amortization adjustment                  -            -        24,521
                                       ----------------------------------------
Adjusted loss                              (38,493)    (138,195)      (34,197)
                                       ========================================

Loss per share - Basic and diluted
                                       ----------------------------------------
As reported                                  (0.84)       (2.65)        (1.15)
                                       ========================================
Adjusted loss                                (0.84)       (2.65)        (0.67)
                                       ========================================

ANNUAL GOODWILL IMPAIRMENT TEST
As indicated above, on February 1, 2002, we ceased amortizing goodwill. In addition, we initially designated February 1 as the date for our annual impairment test. The annual impairment test on February 1, 2003, using a valuation approach based on market capitalization and discounted cash flow models, indicated a goodwill impairment of $86.7 million that was recorded in the results of operations for the year ended January 31, 2003.

During the quarter ended October 31, 2003, we changed the date of our annual goodwill impairment test to October 31st of each year. This was done so that the impairment test did not coincide with the period when we are focused on preparing our annual audited financial statements. We believe that the change in the test date is preferable for administrative purposes and is not intended to delay, accelerate or avoid any impairment charge.

We completed our annual goodwill impairment test as of October 31, 2003 by comparing our enterprise fair value to our book value. This comparison indicated an aggregate enterprise fair value for the Company in excess of its book value. Accordingly, we determined that no impairment existed.

Future goodwill impairment tests will be performed on October 31st of each year. In addition, there will be quarterly analysis of whether any event has occurred that would more likely than not reduce our enterprise value below our carrying amount, and, if so, we will perform a goodwill impairment test between the annual dates. All impairment adjustments will be recognized as operating expenses in the period that the adjustment is identified.

INTANGIBLE ASSETS
Intangible assets related to our acquisitions are recorded at their fair value at the acquisition date. Intangible assets with a finite life are amortized to income over their useful life, which historically has not exceeded five years.

We write down intangible assets with a finite life to fair value when the related undiscounted cash flows are not expected to allow for recovery of the carrying value. Fair value of intangibles is determined by discounting the expected related cash flows. We determined that there were impairment write-downs of nil in 2004, $18.0 in 2003 and nil in 2002.

Intangible assets with an indefinite life are not subject to amortization; they are tested at least annually for impairment to ensure that their fair value is greater than or equal to the carrying value. Any excess is charged to income in the period in which impairment is determined. We had no intangible assets with an indefinite life for any of the fiscal years reported.

Future amortization expense for intangible assets that we own as at January 31, 2004 are estimated to be $4.1 million for 2005, $2.7 million for 2006, $1.0 million for 2007, $0.2 million for 2008, $0.2 million for 2009 and $0.1 million for 2010.

NOTE 8 - ACQUISITIONS

We account for acquisitions of businesses using the purchase method. This involves allocating the purchase price paid for a business to the assets acquired, including identifiable assets, and the liabilities assumed, based on their fair values at the date of acquisition. Any excess is then recorded as goodwill. We account for acquisitions of assets at the fair value of assets acquired, including identifiable intangible assets.

2003 ACQUISITIONS -DESCARTES SYSTEMS AB (FORMERLY TRADEVISION AB)
("TRADEVISION") In two separate transactions occurring on December 21, 2001 and October 15, 2002, we completed the acquisition of all outstanding voting shares of Tradevision, a Sweden-based provider of global connectivity and value-added software solutions for transportation logistics.

On December 21, 2001, in a cash transaction of $2.5 million, we acquired from Nocom AB, an information technology company headquartered in Sweden, Nocom's 70% ownership interest in Tradevision. In October 2002, in a cash transaction of $0.7 million, we acquired the remaining 30% interest of Tradevision AB from SAS Cargo Group A/S, a transport solution provider headquartered in Denmark. The share purchase agreement with SAS Cargo Group A/S also provides for an additional purchase price earn-out amount of a maximum of $0.7 million over a four-year period. We issued 78,250 options to purchase common shares of Descartes to employees of Tradevision pursuant to our Stock Option Plan. At January 31, 2004, 29,520 of these options were outstanding of which 14,490 were exercisable.

In conjunction with the acquisitions of the shares of Tradevision, we developed a restructuring plan to eliminate redundant staff positions, offices and network infrastructures. The final plan resulted in severance costs of approximately $2.1 million, infrastructure consolidation costs of $1.1 million and office closure and other activity costs of $0.5 million.

The total purchase price for Tradevision at the time of acquisition was $7.6 million, which included the cash consideration, the integration costs and other acquisition related expenses, and has been accounted for using the purchase method. The allocations set out in the table below are based on an appraisal of the acquired intangibles performed by an independent consultant we engaged during 2003.

                                                               ---------------
(MILLIONS)                                                       Tradevision
                                                               ---------------
Customer agreements and relationships                                     0.5
Existing technology                                                       1.8
Trade names                                                               1.0
Goodwill                                                                  4.1
Other net assets (liabilities)                                            0.2
                                                               ---------------
  Purchase Price                                                          7.6
                                                               ===============

In addition to the amounts above, an additional $1.2 million in acquisition costs have been incurred since October 2002. Accordingly, the total cash purchase price for Tradevision thus far is $8.8 million ($0.3 million in 2004, $2.2 million in 2003 and $6.3 million in 2002), which included the cash consideration, the integration costs, earn-out payments and other acquisition related expenses, which has been accounted for using the purchase method.

The following table presents unaudited pro forma revenue, loss and loss per share as if we acquired Tradevision effective February 1, 2001.

                                                   ---------------------------
YEAR ENDED                                          January 31,   January 31,
                                                           2003          2002
                                                   ---------------------------

Revenue                                                  70,383        83,436
Loss                                                  (138,643)      (61,185)
                                                   ---------------------------
Loss per share                                           (2.65)        (1.20)
                                                   ===========================

2002 ACQUISITIONS - CENTRICITY, TRANSETTLEMENTS AND NEOMODAL
During 2002, in addition to the purchase of the 70% interest in Tradevision described above, we completed the acquisitions set out in the table below, which have been accounted for using the purchase method:

                                       ----------------------------------------
                                        Centricity  TranSettlements   NeoModal
                                       ----------------------------------------
In-process research and development          4,500                -          -
Assembled workforce                              -              694      1,397
Customer agreements and relationships            -           10,800          -
Non-compete covenants                            -                -        560
Existing technology                          7,753                -      3,630
Trade names                                  1,545            1,946          -
Goodwill                                    10,743           11,426          -
Other net assets (liabilities)                 290            1,217          -
                                       ----------------------------------------
                                            24,831           26,083      5,587
                                       ----------------------------------------

In July 2001, we issued 1,311,205 common shares to the former shareholders of Centricity, Inc. ("Centricity") in a private placement and issued 208,107 options to purchase our common shares to the employees of Centricity (such shares and options collectively valued at approximately $24 million), and cancelled a note receivable of $350,000 in exchange for receiving 100% of the outstanding share capital of Centricity. Centricity was a privately held Atlanta, Georgia company specializing in ground transportation and optimization solutions. At January 31, 2004, 101,605 of these employee stock options were outstanding of which 71,772 were exercisable.

In June 2001, we announced that we had expanded our messaging services available over our proprietary networks with the completion of the acquisition of TranSettlements, Inc. of Atlanta, Georgia. TranSettlements was a leading provider of logistics network messaging services for the North American ground transportation industry. The acquisition was completed by the issuance of 1,534,964 common shares to the former shareholders of TranSettlements and the issuance of 176,859 options to purchase our common shares to the employees of TranSettlements (such shares and options collectively valued at approximately $25.0 million) in exchange for all of the outstanding share capital of TranSettlements. At January 31, 2004, 29,048 of these employee stock options were outstanding of which 11,633 were exercisable.

In May 2001, pursuant to an asset purchase agreement, we acquired certain technology assets of NeoModal.com, L.L.C., a Delaware limited liability corporation, which developed, marketed and supported a suite of Internet-based logistics products for the global transportation industry. The acquisition of certain technology assets, which also included the transfer to us of certain employees of NeoModal, was completed by the issuance of 50,030 common shares to NeoModal (valued at approximately $1 million), payment of cash of approximately $3.2 million, cancellation of a note receivable of $900,000 from NeoModal and the issuance of 99,750 options to purchase our common shares to these new employees. At January 31, 2004, 4,500 of these employee stock options were outstanding of which 1,800 were exercisable.

The allocations shown in the above table for Centricity and TranSettlements are based on an appraisal of the acquired intangibles performed by an independent consultant engaged by us during 2002. The acquired in-process research and development costs of Centricity reflected values assigned to technology which had not reached a feasible stage as of the acquisition date and, other than its intended use, had no alternative future use. Accordingly, we recorded a charge of $4.5 million in the second quarter ended July 31, 2001. The value allocated to in-process research and development reflected the present value of the projected revenues likely to be generated upon completion of the projects and the beginnings of commercial sale, the related operating expenses and the cost to complete the project. A discount factor of 20% was applied, which reflected the time value of invested capital as well as the related technological and market risks. The purchase price allocation shown above for the specific technology assets of NeoModal that were acquired is based on an internal assessment of the acquired intangibles.

The following table presents unaudited pro forma revenue, loss and loss per share as if we acquired Centricity, TranSettlements and NeoModal effective February 1, 2001.

                                                            ----------------
YEAR ENDED                                                      January 31,
                                                                       2002
                                                            ----------------
Revenue                                                              87,140
Loss                                                               (61,280)
                                                            ----------------
Loss per share                                                       (1.21)
                                                            ================

NOTE 9 - RESTRUCTURING COSTS

MAY 2003 ANNOUNCEMENT
Based on a review of cost levels, we announced on May 6, 2003 a further downsizing of our global operations by approximately 130 employees. In addition to workforce reduction across all operations, the plans included further consolidation of office facilities, lease terminations, and write-down of redundant assets. The following table shows the changes in the restructuring provision for the May 2003 initiative.

                                   -------------------------------------------
                                    Workforce    Office   Redundant     Total
                                    reduction   closure      assets
                                                  costs
                                   -------------------------------------------
Provision as at May 6, 2003             5,169     2,837       1,661     9,667
Revisions to accruals                    (380)        -           -      (380)
                                   -------------------------------------------
Restructuring cost                      4,789     2,837       1,661     9,287
Cash drawdowns                         (4,692)   (2,360)          -    (7,052)
Non-cash drawdowns                          -         -      (1,661)   (1,661)
                                   -------------------------------------------
Provision as at January 31, 2004           97       477           -       574
                                   ===========================================

JUNE 2002 ANNOUNCEMENT
On June 19, 2002, we announced that we had commenced restructuring plans in order to align our cost structure with our network-based revenue model and to streamline our corporate operations. The plans included the centralization of certain support functions such as finance, customer care, research and development, and network services primarily in Waterloo, Ontario. The plans also included the consolidation of our network infrastructure and data center facilities in Ontario and Georgia. These restructuring plans resulted in the prompt reduction of workforce by approximately 120 employees, or 20% of the total workforce, across all geographic areas within which we operate. The reductions were concentrated within the finance, customer care, research and development, and network services functional areas. In conjunction with the above-noted centralization plans and workforce reduction, we also identified leased facilities that were in excess of our ongoing space requirements. The termination cost of these leased facilities along with the redundant leasehold improvements, furniture and fixtures, and computer equipment were reflected in the restructuring provision. Furthermore, the restructuring provision reflected the cost of consolidation of data center facilities. The following table shows the changes in the restructuring provision for the June 2002 initiative from 2002 to 2004:

                                           ---------------------------------------------------------------------------------
                                              Workforce   Office     Redundant      Data center         Network       Total
                                              reduction   closure       assets   consolidations         systems
                                                            costs                                consolidations
                                           ---------------------------------------------------------------------------------
Provision as at June 19, 2002                     2,381     3,399          839              550               -       7,169
Revisions to accruals                             2,958     1,857         (229)            (379)            416       4,623
                                           ---------------------------------------------------------------------------------
Restructuring cost                                5,339     5,256          610              171             416      11,792
Cash drawdowns                                   (4,782)   (4,667)           -             (171)           (416)    (10,036)
Non-cash drawdowns                                  (90)     (182)        (610)               -               -        (882)
                                           ---------------------------------------------------------------------------------
Provision as at January 31, 2003                    467       407            -                -               -         874

Additions to accruals                             3,297     3,501          155              864           2,915      10,732
Revisions to accruals                                 -         -            -                -          (1,259)     (1,259)
                                           ---------------------------------------------------------------------------------
Restructuring cost                                3,297     3,501          155              864           1,656       9,473
Cash drawdowns                                   (3,764)   (3,748)           -             (864)         (1,656)    (10,032)
Non-cash drawdowns                                    -         -         (155)               -               -        (155)
                                           ---------------------------------------------------------------------------------
Provision as at January 31, 2004                      -       160            -                -               -         160
                                           =================================================================================

AUGUST 2001 ANNOUNCEMENT
On August 2, 2001, due to the deterioration of global economic conditions, we announced our intention to implement a restructuring plan to lower the overall operating cost structure. The restructuring plan included a worldwide workforce reduction and the consolidation of excess office facilities. The workforce reduction program involved the reduction of 70 positions, or approximately 10% of our workforce, across all business functions and geographic locations. The following table shows the changes in the restructuring provision for the August 2001 initiative, which is substantially complete.

                                        ---------------------------------------
                                         Workforce Office closure        Total
                                         reduction          costs
                                        ---------------------------------------
Provision as at August 2, 2001               2,058          1,926        3,984
Cash drawdowns                              (1,729)          (394)      (2,123)
Non-cash drawdowns                               -            (59)         (59)
                                        ---------------------------------------
Provision as at January 31, 2002               329          1,473        1,802

Additions to accruals                           43              -           43
Revisions to accruals                            -           (123)        (123)
                                        ---------------------------------------
Restructuring cost                              43           (123)         (80)
Cash drawdowns                                (292)        (1,295)      (1,587)
                                        ---------------------------------------
Provision as at January 31, 2003                80             55          135

Additions to accruals                            -             80           80
Revisions to accruals                          (29)           (27)         (56)
                                        ---------------------------------------
Restructuring cost                             (29)            53           24
Cash drawdowns                                 (51)          (104)        (155)
                                        ---------------------------------------
Provision as at January 31, 2004                 -              4            4
                                        =======================================

SUMMARY OF ALL RESTRUCTURING INITIATIVES
During 2004, we incurred workforce reduction charges of $8.5 million related to severance and benefit costs from the June 2002 and May 2003 restructuring initiatives. These charges were offset by cash payments of $8.5 million and by a $0.4 million reduction in the provision that was no longer required due to retention of some employees initially considered part of the restructuring initiative. We expect that the remaining provision for workforce reduction charges will be substantially drawn down by the end of the second quarter in 2005.

During 2004, we accrued office closure costs of $6.4 million, which primarily relate to rent and occupancy costs of lease facilities that were part of the June 2002 and May 2003 restructuring initiatives. These costs were offset by cash payments of $6.2 million. We expect that the remaining provision for office closure costs will be substantially drawn down by the end of the fourth quarter in 2009. Furthermore, the provision shown above for office closure costs does not include certain costs, which will be recorded as restructuring charges as and when incurred. As of January 31, 2004, we estimate that there might be between $1.2 million and $1.5 million in additional costs associated with the May 2003 restructuring initiative that may be incurred in future quarters and that have not been accrued for as of January 31, 2004, bringing the total expected cost of this initiative to between $10.5 million and $10.7 million. The actual amount of the additional restructuring costs will primarily depend on our ability to exit or sublease various leases and terminate certain third-party operating contracts.

During 2004, we incurred charges related to the consolidation of our data center and network infrastructure as part of the June 2002 and May 2003 restructuring initiatives of $3.8 million. These charges were offset by a $1.3 million reduction in the provision that was no longer required due to the repricing of our network contracts. In addition, these charges were offset by cash payments of $2.5 million. We expect that the remaining provision for the consolidation of the data center and network infrastructure will be substantially drawn down by the end of 2005 due to the long-term nature of cancelled networking agreements.

During 2004, we identified and wrote-off $1.8 million of tangible fixed assets.

During 2003, we incurred aggregate restructuring charges of $12.5 million, broken down into workforce reduction expenses of $5.4 million, office closure costs of $5.3 million, redundant asset write-offs of $0.8 million, data center consolidations of $0.6 million and network system consolidations of $0.4 million. These charges were offset by a reduction in our accrual provision of $0.7 million that related to the lower than expected charges.

During 2002, we incurred aggregate restructuring charges of $4.0 million, broken down into workforce reduction expenses of $2.1 million and consolidation of excess facilities and equipment charges of $1.9 million.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that are incurred over time. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002. The provisions of EITF Issue 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF Issue 94-3 prior to the initial application of SFAS 146.

Our restructuring reserves and costs for our August 2001 and June 2002 restructuring plans were determined under the provisions of EITF Issue 94-3. The restructuring reserves and costs for the May 2003 announcement were determined under the provisions of SFAS 146, which were valued using an estimated fair value method.

NOTE 10 - CONVERTIBLE DEBENTURES

On June 30, 2000, we issued $75.0 million aggregate principal amount of 5.50% convertible unsecured subordinated debentures maturing on June 30, 2005, the issuance of which was quali?ed by a short form prospectus dated June 26, 2000. Interest on the debentures has accrued from June 30, 2000 and is payable in equal semi-annual installments in arrears on June 30th and December 30th of each year, the first payment having been made on December 30, 2000. Issuance costs of $3.5 million are being amortized to interest expense over the term of the debenture, subject to earlier write-off in connection with repurchases of the debentures, with the balance of the issuance costs being shown as deferred issuance costs on the balance sheet. Each debenture is convertible, at the option of the holder, into common shares at any time prior to June 30, 2005 at a price of $35 per common share. The debentures may now be redeemed at our option provided that the average closing price of the common shares on the Nasdaq National Market during the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. We may elect to satisfy the obligation to pay all or any part of the aggregate principal amount of the debentures on redemption by delivery of that number of common shares obtained by dividing the principal amount of the debentures by 95% of the average closing price of the common shares on the Nasdaq National Market for the period of 20 consecutive trading days ending five trading days before the redemption date.

In each of December 2001 and March 2002, pursuant to a normal course issuer bid, we purchased for cancellation $1.5 million principal amount of the debentures, or an aggregate of $3.0 million. In each case, the debentures were purchased for approximately $1.1 million, resulting in a gain of $0.4 million, which was recorded in the related fiscal quarter.

On August 1, 2002 we announced that we offered to purchase for cancellation up to $51,428,571 aggregate principal amount of the debentures. We offered to pay a cash price of $700 for each $1,000 principal amount of debentures, plus accrued and unpaid interest. The offer was made by way of an issuer bid, which was open for acceptance until September 6, 2002. On September 7, 2002, we announced that pursuant to the offer, we would acquire a nominal principal amount of the debentures (which acquisition was completed later in the quarter ended October 31, 2002). The acquisition of the debentures resulted in a loss of $0.5 million net of costs associated with the offer and the write off of the related deferred issuance costs.

On June 5, 2003, we announced that we were offering to purchase, indirectly through a wholly-owned subsidiary, up to $45.0 million aggregate principal amount of its debentures. Under the offer for the debentures, we offered to pay a cash price of $950 for each $1,000 principal amount of debentures, plus unpaid interest (subject to any applicable withholding tax) accrued to but excluding the date of purchase. On July 17, 2003, we announced that, through our wholly-owned subsidiary, we had purchased $45 million aggregate principal amount of its debentures for $42.8 million resulting in a gain of $0.9 million net of costs associated with the offer and the write off of the related deferred issuance costs.

On December 8, 2003, we announced that the Toronto Stock Exchange (the "TSX") had approved the purchase by 3078393 Nova Scotia Company, our wholly-owned subsidiary, of up to an aggregate of US$3,599,750 principal amount of our remaining outstanding debentures pursuant to a normal course issuer bid. The purchases can occur from time to time over the next 12 months through the facilities of the TSX, if and when considered advisable by us.

NOTE 11 - COMMITMENTS, CONTINGENCIES AND GUARANTEES

COMMITMENTS
We are committed under non-cancelable operating leases for business premises and computer equipment with terms expiring at various date through 2009. The future minimum amounts payable at January 31, 2004 under the lease agreements are $4.5 million, $2.6 million, $1.6 million, $0.9 million and $0.6 million for 2005, 2006, 2007, 2008, and 2009 and thereafter, respectively.

CONTINGENCIES
On January 23, 2004, we announced that a complaint alleging patent infringement had been filed against us in the United States District Court for the Southern District of New York by ArrivalStar, Inc. The complaint alleges that certain of our products infringe certain patents of ArrivalStar, Inc. The announcement also indicated our belief that the complaint was without merit and that we intend to defend against it vigorously.

We are also subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business and are typical in our industry. The consequences of these matters are not presently determinable but, in the opinion of management, the ultimate liability is not expected to have a material effect on our annual results of operations, financial position or capital resources.

Business combination agreements
-------------------------------
In connection with agreements to acquire additional entities, we have guaranteed minimum levels of additional purchase price based on revenues derived from the acquired entity. The maximum earn-out remaining to be paid under all outstanding agreements is $0.5 million. As at January 31, 2004, $0.1 million has been recorded on our financial statements.

Product Warranties
------------------
In the normal course of operations, we provide our customers with product warranties relating to the performance of our software and network services. To date, we have not encountered material costs as a result of such obligations and have not accrued any liabilities related to such on our financial statements.

GUARANTEES
In the normal course of business we enter into a variety of agreements that may contain features, which meet the definition of a guarantee under FIN 45, "Guarantor's accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others". The following lists our significant guarantees:

Intellectual property indemnification obligations
-------------------------------------------------
We provide indemnifications of varying scope to our customers against claims of intellectual property infringement made by third parties arising from the use of our products. We evaluate estimated losses for such indemnifications under SFAS 5, "Accounting for Contingencies", as interpreted by FIN 45. We consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, we have not encountered material costs as a result of such obligations and have not accrued any liabilities relate to such indemnifications on our financial statements.

Other indemnification agreements
--------------------------------
In the normal course of operations, we enter into various agreements that provide general indemnifications. These indemnifications typically occur in connection with purchases and sales of assets, securities offerings or buy-backs, service contracts, administration of employee benefit plans, retention of officers and directors, membership agreements and leasing transactions. These indemnifications require us, in certain circumstances, to compensate the counterparties for various costs resulting from breaches of representations or obligations under such arrangements, or as a result of third party claims that may be suffered by the counterparty as a consequence of the transaction. We believe that the likelihood that we could incur significant liability under these obligations is remote. Historically, we have not made any significant payments under such indemnifications. No amount has been included in our consolidated balance sheet as at January 31, 2004 related to these indemnifications.

NOTE 12 - SHARE CAPITAL

COMMON SHARES OUTSTANDING
                                       ---------------------------------------
YEAR ENDED                              JANUARY 31,  January 31,  January 31,
(000S OF SHARES)                               2004         2003         2002
                                       ---------------------------------------
Balance, beginning of year                   52,225       52,229       48,803
  Stock options exercised                        59           12          533
  Issued shares on acquisitions                   -            -        2,893
  Cancelled shares on acquisitions                -          (16)           -
  Repurchased shares                        (11,578)           -            -
                                       ---------------------------------------
Balance, end of year                         40,706       52,225       52,229
                                       =======================================

We are authorized to issue an unlimited number of our common shares, without par value, for unlimited consideration. Our common shares are not redeemable or convertible.

On June 5, 2003, we announced that we were offering to purchase for cancellation up to 11,578,000 of our outstanding common shares for a cash price of not more than Canadian $3.85 and not less than Canadian $3.00 per common share (subject to any applicable withholding tax). This offer was made by way of a Dutch auction tender, which provided holders with the opportunity to specify the price at which they were prepared to sell their common shares. The actual purchase price of Canadian $3.20 (announced on July 17, 2003) was determined through an auction mechanism and was the lowest price within the range stated above at which we purchase up to 11,578,000 of its common shares from shares tendered under the offer. All common shares tendered at or below Canadian $3.20 (subject to pro-rating and disregarding fractions) were purchased at Canadian $3.20 and immediately cancelled. Common shares tendered at prices higher than Canadian $3.20 were returned to holders. The total purchase price was $27.2 million, net of costs associated with the offer. The transaction was accounted for as a reduction in common shares of $103.9 million and an increase in additional paid-in capital of $76.7 million.

ACCUMULATED OTHER COMPREHENSIVE LOSS
The following table shows the components of accumulated other comprehensive loss:

                                                   ----------------------------
YEAR ENDED                                          JANUARY 31,    January 31,
                                                           2004           2003
                                                   ----------------------------
Accumulated mark to market gain (loss) on debt
  securities                                                (99)            35
Currency translation adjustments                           (288)        (1,541)
                                                   ----------------------------
Accumulated other comprehensive loss                       (387)        (1,506)
                                                   ============================

NOTE 13 - STOCK-BASED COMPENSATION PLANS

We maintain stock option plans for directors, officers, employees and service providers. Options to purchase our common shares are granted at an exercise price equal to the fair market value of our common shares at the day prior to the grant, other than those options granted in conjunction with acquisitions as described in Note 8. As a result, no compensation expense is recorded when options are granted. When stock options are exercised, we include the amount of the proceeds in share capital.

Stock options generally vest over a three- to five-year period starting from their grant date and expire 7 years from the date of their grant.

As of January 31, 2004, we had 3,769,616 stock options granted and outstanding under our shareholder-approved stock option plan. In addition, there were 194,623 stock options outstanding in connection with option plans assumed or adopted pursuant to various previously completed acquisitions.

As of January 31, 2004, the maximum allowable grants under our shareholder approved stock option plan are 8,849,410 common shares (which includes 2,182,976 of options issued and exercised).

                                        ---------------------------   --------------------------  --------------------------
                                                   2004                         2003                        2002
                                        ---------------------------   --------------------------  --------------------------
                                            WEIGHTED     NUMBER OF       Weighted     Number of      Weighted     Number of
                                             AVERAGE         STOCK        Average Stock Options       Average Stock Options
                                            EXERCISE       OPTIONS       Exercise                    Exercise
                                               PRICE   OUTSTANDING          Price                       Price
                                        ---------------------------   --------------------------  --------------------------
Balance at February 1                           9.91     4,223,609          11.67     4,213,335         11.95     3,396,455
Granted                                         3.49       988,000           4.19       780,750          9.18     1,562,523
Forfeited/Cancelled                             9.10    (1,188,070)         13.86      (758,544)        14.80      (225,346)
Exercised                                       4.13       (59,300)          5.09       (11,932)         4.68      (520,297)
                                        ---------------------------   --------------------------  --------------------------
Balance at January 31                           8.64     3,964,239           9.91     4,223,609         11.67     4,213,335
                                        ---------------------------   --------------------------  --------------------------

Exercisable at January 31                      10.50     2,475,094          10.77     2,766,363         11.36     2,124,339
Available options remaining for grant
                                                         2,702,195                    2,672,615                   2,898,598
Outstanding options as a % of
outstanding shares                                            9.7%                         8.1%                        8.1%


Options outstanding and options exercisable as at January 31, 2004 by range of exercise price are as follows:

                              -----------------------------------------    ----------------------------
                                        Options Outstanding                    Options Exercisable
                              -----------------------------------------    ----------------------------
                                  Weighted     Number of      Weighted           Weighted    Number of
                                   Average         Stock       average            Average        Stock
                                  Exercise       Options     remaining     Exercise Price      Options
                                     Price   Outstanding   contractual
RANGE OF EXERCISE PRICES                                   life (years)
                              =========================================    ============================
2.34 - 4.81                           3.08     1,466,911          5.81               3.53      354,798
5.19 - 10.67                          6.73     1,740,472          2.54               6.77    1,511,985
12.33 - 19.96                        13.79       345,656          5.10              13.68      269,891
27.06 - 42.69                        32.21       411,200          3.30              31.97      338,420
                              -----------------------------------------    ----------------------------
                                      8.64     3,964,239          4.05              10.50    2,475,094
                              =========================================    ============================

NOTE 14 - INCOME TAXES

The components of the net deferred tax asset are as follows:

                                                                -----------------------------------------
YEAR ENDED                                                       JANUARY 31,   January 31,   January 31,
                                                                        2004          2003          2002
                                                                -----------------------------------------
Accruals not currently deductible                                      1,340         1,154         2,742
Accumulated net operating losses:
  Canada                                                              13,461         9,996         2,049
  United States                                                       30,068        28,453        32,593
  Europe, Middle East and Africa (EMEA)                               10,495         7,126         3,472
  Asia-Pacific                                                         2,475         2,057         1,386
Difference between tax and accounting basis of capital assets          5,857         4,292         4,411
Research and development tax credits and expenses                      5,262         4,220         3,894
Expenses of public offerings                                             370         1,030         1,738
                                                                -----------------------------------------
Net deferred tax asset                                                69,328        58,328        52,285
Valuation allowance                                                  (69,328)      (58,328)      (52,285)
                                                                -----------------------------------------
Deferred tax asset, net of valuation allowance                             -             -             -
                                                                =========================================

The measurement of a deferred tax asset is adjusted by a valuation allowance, if necessary, to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized. Based on the weight of positive and negative evidence regarding recoverability of our deferred taxes, we have recorded a valuation allowance for the full amount of our net deferred tax assets of $69.3 million during 2004.

The provision for income taxes varies from the expected provision at the statutory rates for the reasons detailed in the table below:

                                                                -----------------------------------------
YEAR ENDED                                                       JANUARY 31,   January 31,   January 31,
                                                                        2004          2003          2002
                                                                -----------------------------------------
Combined basic Canadian statutory rates                                 36.6%         38.5%         41.4%

Recovery of income taxes based on the above rates                    (13,983)      (53,483)      (24,422)
Increase (decrease) in income taxes resulting from:
  Permanent differences including amortization of intangibles          2,546        45,741        19,950
  Effect of differences between Canadian and foreign tax rates           377         1,050           603
  Application of loss carryforwards                                     (379)          (30)         (797)
  Valuation allowance                                                 11,439         6,722         4,228
  Other                                                                  287          (362)          516
                                                                -----------------------------------------
Income tax expense (recovery)                                            287          (362)           78
                                                                =========================================

We have combined income tax loss carryforwards of approximately $159.4 million, which expire as follows:

                                 --------------------------------------------------------------------
EXPIRY YEAR                          Canada  United States          EMEA   Asia Pacific        Total
                                 --------------------------------------------------------------------
2005                                      -              -           317              -          317
2006                                      -              -           295              -          295
2007                                  4,667          1,877           694              -        7,238
2008                                    681          3,222           177              -        4,080
2009                                  1,567          3,921           352          1,054        6,894
2010                                  6,933          4,298             -              -       11,231
2011                                 23,440          7,263             -              -       30,703
2012                                      -          6,048             -              -        6,048
2018                                      -          3,167             -              -        3,167
2019                                      -         18,074             -              -       18,074
2020                                      -         20,777             -              -       20,777
2021                                      -          3,502             -              -        3,502
2022                                      -          1,568             -              -        1,568
2023                                      -          2,681             -              -        2,681
2024                                      -          2,128             -              -        2,128
Indefinite                                -              -        32,745           7996       40,741
                                 --------------------------------------------------------------------
                                     37,288         78,526        34,580          9,050      159,444
                                 ====================================================================

NOTE 15 - SEGMENTED INFORMATION

We operate in one business segment providing supply chain solutions. The following tables provides our segmented revenue information by geographic areas of operation and solution type:


                                       ----------------------------------------
YEAR ENDED                               JANUARY 31,  January 31,  January 31,
                                                2004         2003         2002
                                       ----------------------------------------
Revenues
  Americas                                    40,637       48,220       55,328
  Europe, Middle East and Africa              14,318       17,058       17,716
  Asia Pacific                                 4,830        5,105        6,478
                                       ----------------------------------------
                                              59,785       70,383       79,522
                                       ========================================

                                       ----------------------------------------
YEAR ENDED                               JANUARY 31,  January 31,  January 31,
                                                2004         2003         2002
                                       ----------------------------------------
Revenues
  Services                                    48,887       53,014       32,180
  Licenses                                    10,898       17,369       47,342
                                       ----------------------------------------
                                              59,785       70,383       79,522
                                       ========================================

Services revenues are comprised of the following: (i) ongoing transactional and/or subscription fees for use of our services and products by our customers;
(ii) professional services revenues from consulting, implementation and training services related to our services and products; and (iii) maintenance and other related revenues, which include revenues associated with maintenance and support of our services and products. License revenues derive from licenses granted to our customers to use our software products.

The following table provides our segmented information by geographic areas of operation for our long-lived assets. Long-lived assets represent capital assets, goodwill and intangible assets that are attributed to individual geographic segments.


                                                 ---------------------------
YEAR ENDED                                        JANUARY 31,   January 31,
                                                         2004          2003
                                                 ---------------------------
Total long-lived assets
  Americas                                             34,734        37,557
  Europe, Middle East and Africa                        4,609         5,440
  Asia Pacific                                            411           363
                                                 ---------------------------
                                                       39,754        43,360
                                                 ===========================

NOTE 16 - SUBSEQUENT EVENTS

RESTRUCTURING
On May 17, 2004, we announced that we were taking actions to significantly reduce our expenses, which actions include a downsizing of our global staff by approximately 130 employees, or approximately 35% of our total staff. In addition, we will be closing certain offices, and canceling certain leases, consulting and other operating contracts. We announced that we expect to record restructuring charges of approximately $5.5 million to $6.5 million and anticipate that the majority of these charges will be recorded in the second quarter in 2005.

CLASS ACTION LAWSUIT
On or about May 19, 2004, we were named as a defendant in a securities class action lawsuit captioned Brij Walia v. The Descartes Systems Group Inc., et al., which was filed in the United States District Court for the Southern District of New York purportedly on behalf of purchasers of our common stock between June 4, 2003 and May 6, 2004. The complaint also names as defendants two of our former officers. The complaint alleges, among other things, that the defendants made misstatements to the investing public between June 4, 2003 and May 6, 2004 regarding our financial condition. It is possible that one or more additional complaints making substantially similar allegations may follow. We intend to vigorously defend all such matters.
-----------------------------------------------------------------------